Exhibit 5.1

January 6, 2011

Star Gas Partners, L.P.

Star Gas Finance Company

2187 Atlantic Street

P.O. Box 120011

Stamford, CT 06902

Re:	Registration Statement on Form S-4 Relating to an Exchange Offer for 8.875%
Senior Notes due 2017 in Aggregate Principal Amount of $125,000,000

Ladies and Gentlemen:

We have acted as counsel to Star Gas Partners, L.P., a Delaware limited partnership, Star Gas Finance Company, a Delaware corporation (together, the “Issuers”), and Kestrel Heat LLC, a Delaware limited liability company and the sole general partner of Star Gas Partners, L.P. (the “General Partner”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer by the Issuers to exchange (the “Exchange Offer”) new 8.875% Senior Notes due 2017 in aggregate principal amount of $125,000,000 (the “Exchange Notes”) for outstanding 8.875% Senior Notes due 2017 in aggregate principal amount of $125,000,000.

In rendering the opinion set forth below, we have examined the Exchange Notes, the Registration Statement and the exhibits thereto, and that certain Indenture dated November 16, 2010 (the “Indenture”), by and between the Issuers and Union Bank, N.A., as trustee (the “Trustee”), and such statutes, rules, partnership, limited liability company and other partnership and corporate records, agreements, instruments, certificates and other documents as we have deemed appropriate for purposes of rendering such opinion.

In such examination, we have assumed the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any question of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the General Partner.

In rendering the opinion herein, we have also assumed that (i) the Registration Statement and any amendments thereto shall have become effective and such effectiveness shall not have been suspended, rescinded or otherwise terminated, (ii) the Exchange Notes shall have been issued and sold in the Exchange Offer in the manner described in the Registration Statement, (iii) the Trustee was validly existing with all requisite corporate power and authority to enter into the Indenture and has all requisite corporate power and authority to perform its obligations thereunder, (iv) the Trustee duly executed and delivered the Indenture and the Indenture shall have become qualified under the Trust Indenture Act of 1939, as amended, and (v) the Issuers shall have duly executed the Exchange Notes, authenticated by the Trustee, and issued and delivered the Exchange Notes against receipt of the consideration therefor approved by the Issuers and the General Partner, as provided in the Indenture.

Based on the foregoing, and subject to all of the qualifications and limitations stated herein, we are of the opinion that the Exchange Notes when sold will be legally issued, fully paid and non-assessable and will constitute valid and binding obligations of the Issuers, enforceable against them in accordance with the terms thereof.

Our opinion set forth above is subject to the effects of applicable bankruptcy, insolvency, reorganization, receivership and moratorium laws, laws regarding assignment for the benefit of creditors, and other laws affecting the rights and remedies of creditors generally, including (without limitation) laws regarding fraudulent transfer, fraudulent conveyance, preference, avoidance, marshalling of assets, automatic stay and turn-over, and subject, as to enforceability, to general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC thereunder.

Very truly yours,

PHILLIPS NIZER LLP

By:	/S/ R. BRIAN BRODRICK
R. Brian Brodrick
Partner